Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 31, 2018 with respect to the consolidated financial statements of Eros International Plc included in the annual report on Form 20-F for the year ended March 31, 2018, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

Mumbai, India
September 4, 2018

Member firm of Grant Thornton International Ltd Offices in Ahmedabad, Bengaluru, Chandigarh, Chennai, Gurgaon, Hyderabad, Kochi, Kolkata, Mumbai, New Delhi, Noida and Pune	Grant Thornton India LLP is registered with limited liability with identity number W-7677 and its registered office at L-41 Connaught Circus, New Delhi, 110001